EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of PlasmaTech Biopharmaceuticals, Inc. (formerly known as Access Pharmaceuticals, Inc.) of our report dated March 26, 2014, except for Note 1 as it relates to Reverse Stock Split and Note 13, Subsequent Events, as to which the date is October 24, 2014, relating to our audits of the consolidated financial statements of PlasmaTech Biopharmaceuticals, Inc. as of and for the years ended December 31, 2013 and 2012. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Whitley Penn, LLP
Dallas, Texas
October 24, 2014